                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.         )*
                                           --------



                            Preferred Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    73990510
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  May 20, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


                  [ ]      Rule 13d-1(b)

                  [X]      Rule 13d-1(c)

                  [ ]      Rule 13d-1(d)


------------------------------
     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

      THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

---------------------------                    ---------------------------------
CUSIP NO.    73990510              13G          PAGE     2     OF    8     PAGES
          ---------------                            ---------    --------
---------------------------                    ---------------------------------
---------- ---------------------------------------------------------------------
1.
           NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Webbmont Holdings LP (FEIN# 58-2206210)
---------- ---------------------------------------------------------------------
2.
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A) [ ]
                                                                     (B) [X]


---------- ---------------------------------------------------------------------
3.
           SEC USE ONLY



---------- ---------------------------------------------------------------------
4.
           CITIZENSHIP OR PLACE OF ORGANIZATION

           Georgia
------------------------- ------- ----------------------------------------------
      NUMBER OF           5.
        SHARES                    SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   1,371,872 (1)
         EACH
       REPORTING
        PERSON
         WITH             ------- ----------------------------------------------
                          6.
                                  SHARED VOTING POWER

                                  -0-
                          ------- ----------------------------------------------
                          7.
                                  SOLE DISPOSITIVE POWER

                                  1,371,872 (1)
                          ------- ----------------------------------------------
                          8.
                                  SHARED DISPOSITIVE POWER

                                  -0-
---------- ---------------------------------------------------------------------
9.
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,371,872 (1)
---------- ---------------------------------------------------------------------
10.
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                        [ ]


---------- ---------------------------------------------------------------------
11.
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.38%
---------- ---------------------------------------------------------------------
12.
           TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
(1) Power is exercised by Robert W. Fisher, the President of Woodcrest Associates, Ltd., the general partner of Webbmont Holdings LP.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                    ---------------------------------
CUSIP NO.    73990510              13G          PAGE     3     OF    8     PAGES
          ---------------                            ---------    --------
---------------------------                    ---------------------------------

---------- ---------------------------------------------------------------------
1.
           NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Woodcrest Associates, Ltd. (FEIN# 58-1335453)
---------- ---------------------------------------------------------------------
2.
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A) [ ]
                                                                     (B) [X]


---------- ---------------------------------------------------------------------
3.
           SEC USE ONLY



---------- ---------------------------------------------------------------------
4.
           CITIZENSHIP OR PLACE OF ORGANIZATION

           Georgia
------------------------- ------- ----------------------------------------------
      NUMBER OF           5.
        SHARES                    SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   1,371,872 (1)
         EACH
       REPORTING
        PERSON
         WITH             ------- ----------------------------------------------
                          6.
                                  SHARED VOTING POWER

                                  -0-
                          ------- ----------------------------------------------
                          7.
                                  SOLE DISPOSITIVE POWER

                                  1,371,872 (1)
                          ------- ----------------------------------------------
                          8.
                                  SHARED DISPOSITIVE POWER

                                  -0-
---------- ---------------------------------------------------------------------
9.
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,371,872 (1)
---------- ---------------------------------------------------------------------
10.
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                        [ ]


---------- ---------------------------------------------------------------------
11.
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.38%
---------- ---------------------------------------------------------------------
12.
           TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------
(1) Solely in its capacity as general partner of Webbmont Holdings LP. Power is exercised by Robert W. Fisher, the President of Woodcrest Associates, Ltd.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                    ---------------------------------
CUSIP NO.    73990510              13G          PAGE     4     OF    8     PAGES
          ---------------                            ---------    --------
---------------------------                    ---------------------------------


---------- ---------------------------------------------------------------------
1.
           NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Robert W. Fisher
---------- ---------------------------------------------------------------------
2.
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A) [ ]
                                                                     (B) [X]


---------- ---------------------------------------------------------------------
3.
           SEC USE ONLY



---------- ---------------------------------------------------------------------
4.
           CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
------------------------- ------- ----------------------------------------------
      NUMBER OF           5.
        SHARES                    SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   1,424,796 (1)
         EACH
       REPORTING
        PERSON
         WITH             ------- ----------------------------------------------
                          6.
                                  SHARED VOTING POWER

                                  -0-
                          ------- ----------------------------------------------
                          7.
                                  SOLE DISPOSITIVE POWER

                                  1,424,796 (1)
                          ------- ----------------------------------------------
                          8.
                                  SHARED DISPOSITIVE POWER

                                  -0-
---------- ---------------------------------------------------------------------
9.
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,424,796 (1)
---------- ---------------------------------------------------------------------
10.
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                       [ ]


---------- ---------------------------------------------------------------------
11.
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.70%
---------- ---------------------------------------------------------------------
12.
           TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
(1) Because Robert W. Fisher serves as the President of Woodcrest Associates, Ltd., the general partner of Webbmont Holdings LP, Mr. Fisher may be deemed to share investment and voting power with respect to the 1,371,872 shares of Common Stock held by Webbmont Holdings LP. Mr. Fisher also owns directly 52,924 shares of Common Stock.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.    73990510                           PAGE     5     OF    8     PAGES
          ---------------                            ---------    --------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

ITEM 1(A).        NAME OF THE ISSUER:

                  Preferred Networks, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  850 Center Way, Norcross, Georgia  30071

ITEM 2(A).        NAME OF PERSON FILING:

                  The names of the persons filing this statement (the "Reporting Persons") are Webbmont Holdings LP, Woodcrest Associates, Ltd. and Robert W. Fisher.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                  The address of the principal office of each of the Reporting Persons is 1355 Peachtree Street, Suite 1100, Atlanta, Georgia 30309

ITEM 2(C).        CITIZENSHIP:

                  Webbmont Holdings LP is a Georgia limited partnership. Woodcrest Associates, Ltd. is a Georgia corporation. Robert W. Fisher is a citizen of the United States of America.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value per share (the "Common Stock")

ITEM 2(E).        CUSIP NUMBER:

                  73990510

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]      Broker or dealer registered under Section 15 of the
                           Act,

         (b)      [ ]      Bank as defined in Section 3(a)(6) of the Act,

         (c)      [ ]      Insurance Company as defined in Section 3(a)(19) of
                           the Act,

         (d)      [ ]      Investment Company registered under Section 8 of the
                           Investment Company Act,

         (e)      [ ]      Investment Adviser registered under Section 203 of
                           the Investment  Advisers Act of 1940,

         (f)      [ ]      Employee Benefit Plan, Pension Fund which is
                           subject to the provisions of the Employee Retirement
                           Income Security Act of 1974 or Endowment Fund; see
                           13d-1(b)(1)(ii)(F),

         (g)      [ ]      Parent Holding Company, in accordance with Rule
                           13d-1(b)(ii)(G); see Item 7,

         (h)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

CUSIP NO.    73990510                           PAGE     6     OF    8     PAGES
          ---------------                            ---------    --------



         If this statement is filed pursuant to Rule 13d-1(c), check this box.
|X|

ITEM 4.           OWNERSHIP.

                           Provide the following information regarding the
                  aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned:                                     1,371,872

                  (b)      Percent of class:                                                   8.38%*

                  (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote                       1,371,872

                  (ii)     Shared power to vote or to direct the vote
                                                                                                 -0-

                  (iii)    Sole power to dispose or to direct the disposition of          1,371,872

                  (iv)     Shared power to dispose or direct the disposition of                  -0-

                  Webbmont Holdings LP beneficially owns 1,371,872 shares, or approximately 8.38%*, of the issued and outstanding shares of Common Stock. Acting through its general partner, Webbmont Holdings LP has the power to dispose or direct the disposition of and the power to vote or direct the vote of 1,371,872 shares of the Common Stock. Woodcrest Associates, Ltd., the general partner of Webbmont Holdings LP, may be deemed to share investment and voting power with respect to the 1,371,872 shares of Common Stock held by Webbmont Holdings LP. In addition, Robert W. Fisher, the President of Woodcrest Associates, Ltd., may be deemed to share investment and voting power with respect to the 1,371,872 shares of Common Stock held by Webbmont Holdings LP. Mr. Fisher also owns directly 52,924 shares of Common Stock.

                  Woodcrest Associates, Ltd. and Robert W. Fisher declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for purposes of
                  Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  No other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock held by Webbmont Holdings LP.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP.

                  Not Applicable.

-----------------------------
* - Based on the total number of shares of Common Stock outstanding on May 14, 1999.

CUSIP NO.    73990510                           PAGE     7     OF    8     PAGES
          ---------------                            ---------    --------



ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.    73990510                           PAGE     8     OF    8     PAGES
          ---------------                            ---------    --------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               May 28, 1999
                             ---------------------------------------------------
                                                  (Date)


                            WEBBMONT HOLDINGS LP

                            By:  Woodcrest Associates, Ltd., Its General Partner


                             By:              /s/ ROBERT W. FISHER
                                ------------------------------------------------
                                Robert W. Fisher, President

                            WOODCREST ASSOCIATES, LTD.

                             By:              /s/ ROBERT W. FISHER
                                ------------------------------------------------
                                Robert W. Fisher, President

                                              /s/ ROBERT W. FISHER
                                ------------------------------------------------
                                ROBERT W. FISHER, Individually